SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 23, 2004

MESTEK, INC.

(Exact name of Registrant as specified in charter)

Pennsylvania	1-448	25-0661650
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File No.)	Identification No.)
incorporation)

260 North Elm Street
Westfield, Massachusetts 01085
(Address of Principal Executive Offices)

413 –568-9571
(Registrant’s telephone number, including area code)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

        On April 23, 2004, Mestek, Inc. (the “Company”) dismissed Grant Thornton LLP (the “Former Auditor”) as its independent auditor. The Company’s dismissal of the Former Auditor was made by the Audit Committee of the Board of Directors of the Company, and, while not required, is expected to be ratified by the entire Board of Directors at its next meeting scheduled for May 25, 2004.

        The Former Auditor’s report on the Company’s financial statements for each of the years ended December 31, 2003 and December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with the audit for the year ended December 31, 2003 and for the year ended December 31, 2002, and the subsequent interim period through the date of dismissal, there were no disagreements with the Former Auditor on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the Former Auditor, would have caused it to make references to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years.

        During the years ended December 31, 2003 and December 31, 2002 and through April 23, 2004, there were no Reportable Events (as defined by Regulation S-K Item 304 (a)(1)(v)) except that during the 2003 audit process, management, in consultation with the Former Auditor, has identified and reported to the Audit Committee of the Company’s Board of Directors the following internal control matters which the Former Auditor considers to be “significant deficiencies,” though not “material weaknesses”, as both terms are defined in the authoritative accounting literature. In particular, the Former Auditor noted: (a) an instance during its auditing procedures where a number of inventory tags were not properly accounted for leading to an error which, while not material in amount, was nonetheless indicative in the opinion of the Former Auditor of a need for tighter controls on this inventory process and expanded internal audit oversight. Management concurs with the Former Auditor’s observations and is in the process of undertaking steps to strengthen its procedures and internal audit oversight capabilities in this area; (b) during its procedures, that an internal software utility used by the Company’s credit department to maintain accounts receivable records was potentially susceptible to use by unauthorized users due to insufficient restrictions on access. Though no unauthorized use was indicated, and management believes there are compensating controls, management concurs with the Former Auditor’s observations and has taken steps to further restrict the utilization of the software utility in question; and (c) that the Company’s written IT Security procedures did not adequately address changes in individual employee job responsibilities which in some instances should result in changes in levels of IT access. Although management believes there are compensating controls in this area, management concurs with the Former Auditors’ observations and is undertaking revisions to its written IT Security procedures to address this oversight.

        The Company has engaged the firm of Vitale, Caturano & Company PC (the “New Auditor”) as its independent auditor effective on or about April 26, 2004, to act as its independent auditor for the fiscal year ending December 31, 2004.

        During the two most recent fiscal years and the interim period preceding the appointment of the New Auditor, the Company has not consulted the New Auditor regarding either (i) the application of the accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor advice was provided to the Company that the New Auditor concluded was an important factor considered by the Company in reaching a decision as to the accounting of financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event (as defined in Regulation S-K, Item 304(a)(1)).

        The Company has authorized and requested the Former Auditor to respond fully to the inquiries of the New Auditor regarding the matters above.

        The Company has provided the Former Auditor with a copy of the disclosures it is making herein in response to Item 304(a) of Regulation S-K. The Registrant requested that the Former Auditor furnish the Registrant with a letter addressed to the Commission stating whether it agrees with the statements made by the Registrant. The Registrant has annexed such letter hereto as Exhibit 16.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Not applicable
(b)	Not applicable
(c)	The following document is filed herewith as an exhibit to this Form 8-K/A:
16.1	Letter from Grant Thornton LLP, dated May 7, 2004.

SIGNATURES

        In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MESTEK, INC. (Registrant)
Date: May 7, 2004	By: /s/Stephen M. Shea

Stephen M. Shea
Senior Vice President - Finance
(Principal Financial and Accounting Officer)